Hoku Scientific, Inc. Reports Third Quarter Fiscal Year 2009 Results

HONOLULU, HI, Jan 28, 2009 — Hoku Scientific, Inc. (NASDAQ: HOKU), a materials science company focused on clean energy technologies, today announced its financial results for the third quarter ended December 31, 2008 and provided a general update on its business.

Financial Results

Revenue for the quarters ended December 31, 2008 and 2007 was $767,000 and $1.3 million, respectively, derived primarily from photovoltaic, or PV, system installation contracts. As of December 31, 2008 and March 31, 2008, deferred revenue of $12,000 and $36,000, respectively, was attributable to PV system installation projects and related service contracts.

Net loss, computed in accordance with U.S. generally accepted accounting principles, or GAAP, for the quarter ended December 31, 2008 was $863,000, or $0.04 per diluted share, compared to $538,000, or $0.03 per diluted share, for the same period in fiscal 2008.

Non-GAAP net loss for the quarter ended December 31, 2008 was $646,000, or $0.03 per diluted share, compared to $274,000, or $0.01 per diluted share, for the same period in fiscal 2008. Non-GAAP net loss for the quarters ended December 31, 2008 and 2007 excludes non-cash stock-based compensation of $217,000 and $264,000, respectively. The accompanying schedules provide a reconciliation of net loss per share computed on a GAAP basis to net loss per share computed on a non-GAAP basis.

Dustin Shindo, chairman, president and chief executive officer of Hoku Scientific, said, "Broader economic conditions had some effect on our PV system installation business during the third quarter of fiscal 2009 and are expected to continue to affect our sales in the quarter to come. However, in terms of aggregate capacity, we still expect to install more than 1.4 megawatts of PV systems in fiscal 2009, compared to approximately 0.2 megawatts in fiscal 2008.”

Mr. Shindo continued, “Regarding the financing for our power purchase agreements with the State of Hawaii Department of Transportation, we had previously expected to sell our turnkey PV systems directly to a third-party investor, who would have also assumed ownership of the associated power purchase agreements.  Instead, we elected to enter into a joint venture with UFA Renewable Fund I, LLC to finance the design and installation of these PV systems. This approach remains consistent with our cash management strategy for the construction of our polysilicon production facility, and allows us to participate in the cash flows from the sale of power to DOT over the twenty year duration of the PPAs. However, it does not allow us to recognize revenue from the sale of these PV systems. As a result, we now expect to recognize approximately $5 million in revenues in fiscal 2009.”

 “Despite this revision to our fiscal 2009 revenue guidance, we are pleased with these results,” Mr. Shindo concluded. “We are proud to have successfully secured PPA financing for the Hawaii State government’s first major solar power installation, despite notable turbulence in the finance markets. And, we are pleased with our continued progress in our solar installation business. We have dramatically increased the aggregate amount of PV installed compared to FY 2008, and are beginning to see a backlog of projects in the design phase for future construction.”

Business Updates

Hoku Materials Polysilicon Plant Update

Commenting on the Company’s polysilicon subsidiary, Hoku Materials, Inc., Mr. Shindo said, “We continued to make significant progress on the construction of our polysilicon production facility, finishing the calendar year on schedule.”

The Company reported that construction efforts during the past quarter had been focused on preparing the reactor building for the arrival of the first shipment of reactors, and on completing the required components for demonstration testing and early-stage production, including the vent gas recovery system and key infrastructure, such as electric power. The Company has already taken delivery of the first six reactors, and expects the remaining ten from the first order to arrive in the first half of calendar year 2009. The second order of twelve reactors is expected to arrive in Pocatello beginning in the second half of calendar year 2009.

“We continue actively working to mitigate the impact of delayed customer prepayments, but now expect that this may result in a shift of our planned production demonstration from the first quarter of calendar year 2009 to the second quarter of calendar year 2009,” Mr. Shindo said. “Looking ahead, this may also cause us to shift our planned first commercial shipment from the first half of 2009 to the second half of 2009. As before, we plan to ramp-up production throughout the second half of calendar year 2009 and into calendar year 2010, when we expect to reach full production capability. We expect this revised schedule will still allow us to meet all delivery obligations to our current customers, and we will continue managing our project to ensure this remains the case.”

Mr. Shindo concluded, “Viewed in terms of market conditions and expected customer prepayments, this has been a challenging quarter. However, we have taken a proactive approach to managing these challenges: adjusting capital expenditures where required; amending customer agreements when necessary; and developing a number of viable contingency financing strategies to resolve the current funding shortfall. As a result, we continue to make progress on our polysilicon project and fully expect to meet our contractual commitments to our customers.”

Polysilicon Plant Financing Update

Hoku Materials continues to estimate that it will cost approximately $390 million to engineer, procure and construct its polysilicon production plant, and does not believe it will need to procure any additional equipment to increase the original planned production from 3,500 to 4,000 metric tons.

Hoku had received $98.5 million in prepayment deposits from its current customers as of December 31, 2008, and in January 2009, received subsequent prepayments from Jinko Solar in the amount of $7.5 million, for a total of $106 million received to date. As of December 31, 2008, the construction-in-progress for the project was $140.2 million.

Hoku had previously confirmed that Wealthy Rise International, Ltd. (Solargiga) had failed to make prepayment deposits in the aggregate amount of $43 million, which, according to the terms of its contract, are past due. Hoku reported that the two companies remained in discussions to resolve the late payments, and that it expects to either amend its contract with Solargiga, or terminate the sales agreement altogether. In the event Hoku terminates the Solargiga agreement, Hoku expects to supplement the unmet prepayment commitments by reselling the polysilicon capacity to other current or future customers.

Notwithstanding Solargiga’s current default, Hoku plans to fund the project cost through a combination of customer prepayment commitments, cash generated through operating activities, and through one or more additional financing strategies.

“To replace unmet and revised customer prepayment commitments, we are actively working to reallocate Solargiga production capacity and recaptured Jinko Solar capacity, and we have seen a marked uptick recently in new business inquiries,” said Dustin Shindo. “And, while current market conditions are certainly not favorable for financing, our shelf registration statement remains active, so we have additional flexibility, should the markets improve over the coming quarters.”

If required, Hoku has said it has the ability to defer some of its planned capital expenditure by delaying the construction of its trichlorosilane (TCS) production facility and purchasing TCS on a contract basis from a North American supplier. The Company has also reported that additional capital expenditure reductions may be possible by further delaying the arrival of additional reactors, while still ensuring enough production capacity to fulfill its current contractual obligations.

Mr. Shindo commented: “With the ongoing support of our customers and partners – especially our project engineers, contractors and equipment providers – we have successfully navigated a challenging quarter and look forward to resolving the current uncertainty regarding our contract with Solargiga. We also are increasingly optimistic about the outlook for establishing new polysilicon sales relationships.”

Hoku Solar Update

The Company's wholly owned subsidiary, Hoku Solar, Inc., markets, sells and installs turnkey photovoltaic, or PV, power systems in Hawaii.

Commenting on Hoku Solar, Mr. Shindo said, "We continued to build our Hawaii-focused PV installation business during the past quarter, completing the installation of nearly 40 kilowatts of clean solar power for Xcel International (Billabong) and initiating the installation of the first two of seven projects for the State of Hawaii Department of Transportation, Airports Division (DOTA). We also successfully secured the financing for the DOTA projects by establishing a joint venture with U.S. Bancorp, and United Fund Advisors.”

Mr. Shindo continued, “During the upcoming quarter, Hoku Solar expects to complete the installation of all seven airport PV systems, and will focus on the financing and delivery of other pipeline PV integration projects.”

Summary

"In summary, like many companies, we have been affected by the adverse macroeconomic conditions over the past quarter.  However, we have been able to mitigate the long-term impacts through careful planning and conservative cash management," said Mr. Shindo. "Importantly, we believe Hoku Materials remains well-positioned for on-time delivery of polysilicon to our current customers. We have financing options, flexibility in our project CAPEX model and the continued, invaluable support of our customers and our project team – including our engineering and construction partners, and our key equipment suppliers.”

Mr. Shindo continued, “In Hawaii, Hoku Solar is in the process of completing the largest PV installation to date for the State government, so we continue to see good results from our ongoing efforts to grow our PV systems installation business.”

“Thus, in both our solar installation and polysilicon businesses, a combination of strong partnerships, strategic planning and proactive management has allowed us to continue making progress, despite very challenging external market conditions. We are pleased by the results of this approach and expect to continue building momentum throughout 2009,” concluded Mr. Shindo.

Forward Guidance

Based on its current outlook, the Company estimates revenue for fiscal 2009 to be approximately $5 million. In addition, the Company expects that it will need to increase its efforts in supporting its polysilicon manufacturing and PV systems installation service businesses, developing its products and expanding its corporate infrastructure. As a result the Company expects its costs to continue to increase significantly and expects to incur losses for the foreseeable future. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Conference Call Information

Hoku Scientific has scheduled a conference call on Wednesday, January 28, 2009 at 5:00 p.m., Eastern Time, to discuss results for the Company's third quarter fiscal year 2009 ended December 31, 2008 and the Company's business outlook. All interested parties are invited to call-in. To participate, please call (913) 312-0688. A live webcast can also be accessed by going directly to the Company's web site at www.hokuscientific.com and electing the conference call link on the home page. A playback of the webcast will be available on the Company's website until the Company's conference call to discuss its financial results for its fourth  quarter and fiscal year 2009.

About Hoku Scientific, Inc.

Hoku Scientific (NASDAQ: HOKU) is a diversified clean energy technologies company with three business units: Hoku Materials, Hoku Solar and Hoku Fuel Cells. Hoku Materials plans to manufacture, market and sell polysilicon for the solar market from its plant currently under construction in Pocatello, Idaho. Hoku Solar markets and installs turnkey photovoltaic systems and related services in Hawaii. Hoku Fuel Cells has developed proprietary fuel cell membranes and membrane electrode assemblies for stationary and automotive proton exchange membrane fuel cells. For more information visit www.hokuscientific.com.

Hoku, Hoku Solar, and the Hoku Scientific logo are trademarks of Hoku Scientific, Inc., and Hoku Materials is the trademark of Hoku Materials, Inc., all rights reserved. All other trademarks, trade names and service marks appearing in this press release are the property of their respective holders.

Forward-Looking Statements

This press release contains forward-looking statements that involve many risks and uncertainties. These statements relate to the timing and amount of financing Hoku Scientific and Hoku Materials will need to raise to complete the engineering, procurement, and construction of Hoku Materials's planned polysilicon production plant; Hoku Materials's ability to sign polysilicon supply agreements with new customers, and to receive prepayments from these new customers; Hoku Materials's ability to successfully derive revenues from the sale of polysilicon to its existing customers; the ability of Hoku Materials to engineer and construct a production plant for polysilicon; the timing and amount of capital expenditures for the engineering, procurement and construction of its polysilicon production plant, including the adjustment of said capital expenditures that may be required to delay the project to account for funding shortfalls, and the timing of when Hoku Materials is required to make cash payments towards the construction of its planned polysilicon plant; the amount of additional funding or equity that Hoku may be required to commit to the project; Hoku Materials's ability to purchase trichlorosilane (TCS) from a third party, to produce polysilicon from third party TCS, and the expected amount of capital expenditures that may be delayed if Hoku Materials purchases third party TCS; any decision that Hoku Materials may make to build TCS production facilities at a later date; Hoku Materials's ability to produce polysilicon at 4,000 metric tons per year; Hoku Materials's plans to sell recaptured capacity from its amended polysilicon supply agreement with Jinko Solar; Hoku Materials's ability to resolve ongoing contract discussions with Solargiga; Hoku Materials's ability to replace Solargiga's prepayment commitments by reselling Solargiga's reserved polysilicon capacity, if required; its ability to successfully complete its production demonstration in the first or second quarter of the calendar year 2009, and to produce polysilicon in the first or second half of calendar year 2009; its ability to meet the delivery schedule in its agreements with its existing customers; Hoku Solar’s successful installation of more than 1.4 MW of PV systems in fiscal 2009; Hoku Scientific's future financial performance,  its business strategies and plans; and objectives of management for future operations. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Hoku Scientific's actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. In evaluating these statements, you should specifically consider the risks described in Hoku Scientific's respective filings with the Securities and Exchange Commission, as applicable. Except as required by law, Hoku Scientific assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Use of Non-GAAP Financial Information

To supplement Hoku Scientific's financial statements presented on a GAAP basis, the Company uses non-GAAP measures of net loss and net loss per share, which are each adjusted to exclude expenses relating to non-cash stock-based compensation, which the Company believes is appropriate to enhance an overall understanding of its past financial performance and its future prospects. As the Company uses SFAS No. 123(R) to calculate its non-cash stock-based compensation expense, it believes that it is useful to investors to understand how the expenses associated with the application of SFAS No. 123(R) are reflected on its statements of operations. The Company further believes that where the adjustments used in calculating non-GAAP net loss and non-GAAP net loss per share are based on specific, identified charges that impact different line items in the statements of operations (including cost of service and license revenue, research and development, sales, general and administrative expense), it is useful to investors to know how these specific line items in the statements of operations are affected by these adjustments. For its internal budgets and forecasting, the Company uses financial statements that do not include non-cash stock-based compensation expense. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net loss or net loss per share prepared in accordance with GAAP. Whenever the Company uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

HOKU SCIENTIFIC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2008	2007	2008	2007
Service and license revenue	$499	$1,271	$4,322	$2,608
Product revenue	268	-	523	-
Total revenue	767	1,271	4,845	2,608

Cost of service and license revenue	374	805	3,186	1,758
Cost of product revenue	218	-	426	-
Total cost of revenue	592	805	3,612	1,758

Gross margin	175	466	1,233	850

Operating expenses:
Selling, general and administrative (1)	1,124	1,345	3,428	3,783
Research and development (1)	—	3	—	85

Total operating expenses	1,124	1,348	3,428	3,868

Loss from operations	(949)	(882)	(2,195)	(3,018)

Interest and other income	36	344	87	824

Loss before noncontrolling interest	(913)	(538)	(2,108)	(2,194)
Noncontrolling interest	50	-	50	-

Net loss	$(863)	$(538)	$(2,058)	$(2,194)

Basic net loss per share	$(0.04)	$(0.03)	$(0.10)	$(0.13)

Diluted net loss per share	$(0.04)	$(0.03)	$(0.10)	$(0.13)

Shares used in computing basic net loss per share	20,964,304	16,689,903	20,167,448	16,603,616

Shares used in computing diluted net loss per share	20,964,304	16,689,903	20,167,448	16,603,616
__________
(1) Includes stock-based compensation as follows:
Cost of service and license revenue	$-	$3	$7	$42
Selling, general and administrative	217	261	938	762
Research and development	-	-	-	72

HOKU SCIENTIFIC, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31, 2008 (unaudited)	March 31, 2008
Assets
Cash and cash equivalents	$19,266	$27,768
Short-term investments	-	1,992
Accounts receivable	163	113
Inventory	4,609	803
Costs of uncompleted contracts	477	54
Property and equipment held for sale	-	29
Other current assets	166	3,787

Total current assets	24,681	34,546
Property, plant and equipment, net	140,222	33,563

Total assets	$164,903	$68,109

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$14,322	$3,258

Deferred revenue	12	36
Deposits – Hoku Solar	217	-
Deposits – Hoku Materials	-	4,000
Other current liabilities	604	1,820

Total current liabilities	15,155	9,114
Deposits – Hoku Materials	98,500	13,000

Total liabilities	113,655	22,114
Stockholders’ equity:
Common stock, $0.001par value. Authorized 100,000,000 shares; issued and outstanding 21,094,899 and 19,786,420 shares as of December 31, 2008 and March 31, 2008, respectively	21	20
Additional paid-in capital	65,492	58,182
Accumulated deficit	(14,265)	(12,207)

Total stockholders’ equity	51,248	45,995

Total liabilities and stockholders’ equity	$164,903	$68,109

HOKU SCIENTIFIC, INC.

Reconciliations from GAAP Net Loss and GAAP Net Loss per share to Non-GAAP Net Loss and Non-GAAP Net Loss per share
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended Dec 31,		Nine Months Ended Dec 31,
	2008	2007	2008	2007
GAAP net loss	$(863)	$(538)	$(2,058)	$(2,194)
Stock-based compensation expense	217	264	945	876

Non-GAAP net loss	$(646)	$(274)	$(1,113)	$(1,318)

GAAP basic net loss per share	$(0.04)	$(0.03)	$(0.10)	$(0.13)
Basic stock-based compensation expense per share	0.01	0.02	0.05	0.05

Non-GAAP basic net loss per share	$(0.03)	$(0.01)	$(0.05)	$(0.08)

GAAP diluted net loss per share	$(0.04)	$(0.03)	$(0.10)	$(0.13)
Diluted stock-based compensation expense per share	0.01	0.02	0.05	0.05

Non-GAAP diluted net loss per share	$(0.03)	$(0.01)	$(0.05)	$(0.08)